NewtekOne®

NewtekOne, Inc. Begins 2024 with Strong January Loan Pipeline Growth

Boca Raton, FL February 5, 2024 - NewtekOne, Inc. (the "Company") (NASDAQ: NEWT), announced today strong growth in its total loan pipeline, across all lending products, year-to-date through January 31, 2024, compared to the same period last year. The total pipeline consists of loans that are in the Company's three lending stages: prequalification, underwriting and approved pending closing. NewtekOne's loan programs include SBA 7(a) loans, SBA 504 loans, alternative loan financing program (formerly referred to as our non-conforming conventional loan program), conforming C&I loans and conforming CRE loans. Newtek Bank's flagship loan program, SBA 7(a) lending, and the Company's alternative loan finance program, led the year-over-year pipeline growth for January. The following summarize the year-over-year pipeline growth year-to-date through January 31, 2024:

- The total loan pipeline across all loan products year-to-date through January 31, 2024 reached $1.4 billion; a 24.0% increase over the same period in 2023.
- The total pipeline for the alternative loan finance program year-to-date through January 31, 2024 reached $183.2 million; an increase of 38.2% over the same period last year.
- The total pipeline for SBA 7(a) loans year-to-date through January 31, 2024 reached $771.6 million; an increase of 17.8% over the same period last year.

Total Loans Across All Products	Year-to-Date Through		Year-Over-Year
	1/31/2023	1/31/2024	% Change
Prequalified	$821,887,327	$915,679,609	11.4%
Underwriting	$120,185,150	$262,712,303	118.6%
Approved Pending Closing	$178,506,934	$211,478,030	18.5%
Total	**$1,120,579,411**	**$1,389,869,942**	**24.0%**

Alternative Loan Program	Year-to-Date Through		Year-Over-Year
	1/31/2023	1/31/2024	% Change
Prequalified	$96,652,000	$131,691,520	36.3%
Underwriting	$15,597,000	$21,550,000	38.2%
Approved Pending Closing	$20,340,000	$29,928,000	47.1%
Total	**$132,589,000**	**$183,169,520**	**38.2%**

SBA 7(a)	Year-to-Date Through		Year-Over-Year
	1/31/2023	1/31/2024	% Change
Prequalified	$461,572,249	$425,397,560	-7.8%
Underwriting	$81,973,900	$207,727,503	153.4%
Approved Pending Closing	$111,433,900	$138,484,300	24.3%
Total	**$654,980,049**	**$771,609,363**	**17.8%**

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2 Barry Sloane, Chairman, President and Chief Executive Officer said, “We couldn’t be more pleased with the performance of our lending business in the month of January 2024. We anticipate that getting off to such a great start in 2024, will be helpful in achieving our record-breaking forecast of approximately $1.4 billion in total loan closings across all loan products in 2024. This would be an increase of approximately 27% percent from $1.1 billion total loans closed in 2023, by Newtek Bank and the Company’s non-bank lending subsidiaries. The most significant reason for the year-over-year increase in the loan pipeline in January is increased loan product offerings and efficiencies in technology in our processes. Moreover, we anticipate that the use of artificial intelligence in our training and processes will further increase our efficiencies. We are pleased that our two most profitable lending programs, SBA 7(a) and alternative lending program (formerly non-conforming conventional lending), which are originated out of Newtek Bank, N.A., are both showing strong growth so early in the year.” Mr. Sloane continued, “We are also pleased that the quality and credit performance of our existing portfolio has remained relatively strong despite rising rates. Our portfolio has experienced expanding net interest margins on a quarterly sequential basis, which has increased net interest income. We continue to demonstrate that our unique business model, which has been developed over two decades, produces high-quality loans. With prudent asset-liability, capital and credit risk management, and while appropriately growing our levels of reserves for credit losses, we have been able to produce metrics that we believe are not typically seen in the financial services and banking industry. We look forward to reporting our fourth quarter and full year 2023 results on March 5, 2024, after the market closes, which will be our first annual report as a bank holding company.” About NewtekOne, Inc. NewtekOne®, Your Business Solutions Company®, is a financial holding company, which along with its bank and non-bank consolidated subsidiaries, (collectively, “NewtekOne”), provides a wide range of business and financial solutions under the Newtek® brand to the small- and medium- sized business (“SMB”) market. Since 1999, NewtekOne has provided state-of-the-art, cost- efficient products and services and efficient business strategies to SMB relationships across all 50 states to help them grow their sales, control their expenses and reduce their risk.

3 NewtekOne’s and its subsidiaries’ business and financial solutions include: banking (Newtek Bank, N.A.), Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, Insurance Solutions, Web Services, and Payroll and Benefits Solutions. Newtek®, NewtekOne®, Newtek Bank®, National Association, Your Business Solutions Company® and One Solution for All Your Business Needs® are registered trademarks of NewtekOne, Inc. Note Regarding Forward-Looking Statements Certain statements in this press release are “forward-looking statements” within the meaning of the rules and regulations of the Private Securities Litigation and Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences and are subject to change, possibly materially. See “Note Regarding Forward-Looking Statements” and the sections entitled “Risk Factors” in the Company's filings with the Securities and Exchange Commission available on NewtekOne's website (https://investor.newtekbusinessservices.com/sec-filings) and on the Securities and Exchange Commission’s website (www.sec.gov). Any forward-looking statements made by or on behalf of NewtekOne speak only as to the date they are made, and NewtekOne does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. SOURCE: NewtekOne, Inc. Investor Relations & Public Relations Contact: Jayne Cavuoto Telephone: (212) 273-8179 / jcavuoto@newtekone.com